Exhibit 10.68

INVESTMENT FACILITY LETTER

Date: May 26, 2004

To: FGDI L.L.C (“Client”)

Address for notice to the Client: 2829 Westown Parkway Suite 200 West Des Moines,

Iowa, USA 50266

Fax: 001-419-352-6710

AFG Trust Assets Limited (“AFG Trust”) (address for notice to AFG Trust: Level 26, PricewaterhouseCoopers Tower, 188 Quay Street, Auckland, New Zealand. Fax: + 64 9 353 1202) offers an USD and RMB investment facility (“Facility”) to the Client on the terms and conditions contained in this Facility Letter and the AFG Trust Investment Services Terms and Conditions attached hereto.

INVESTMENT

Investment:	When the Client intends to make an investment, it shall send the money to an USD or RMB account nominated by AFG Trust from time to time.

Expiry Date:	Twelve months from the date of this letter.

Withdrawal:	Subject to the conditions precedent set out below, the Client may make a withdrawal by giving at least three Business Days written notice to AFG Trust.

Condition Precedent:	No withdrawal can be made unless all of the following conditions have been met:

• The amount of that withdrawal is no less than USD250,000.00 (in respect of USD withdrawals) or RMB2,000,000.00 (in respect of RMB withdrawals).

• he total amount of investment* immediately after the withdrawal shall be no less than the minimum security mount calculated as follows

MSA = LA x 105%

Where

MSA means the minimum security amount;

LA means the total amount of the USD and RMB loans* by the Client with AFG Trust Finance Limited (“ATFL”) under the credit facility agreement (“Credit Facility Agreement”) dated on or about the date of this letter entered into the Client and ATFL.

*  For purpose of this clause, the amounts of the RMB investments under the Facility and RMB loans under the Credit Facility Agreement shall be converted into USD amount by the base USD/RMB exchange rate published by the Bank of China on the proposed date of the intended withdrawal.

To the extent that the total amount of investment falls below minimum security amount at any time due to the fluctuation of exchange rate between RMB and USD or any other reason, AFG Trust is entitled to request the Client to make additional investments within two Business Days to ensure that the total amount of investment after such investment being made will be no less than the minimum security amount calculated as above.

Average Balance:	The Client shall ensure that the average daily balance of the USD and RMB investment under the Facility within any three months period shall be no less than USD4,000,000.00.*

*  For purpose of this clause, the amounts of the RMB investments under the Facility shall be converted into USD amount by the base USD/RMB exchange rate published by the Bank of China from time to time.

Cancellation:	The Client may cancel the Facility by at least 10 Business Days written notice if all amounts owing under this Agreement and the Credit Facility Agreement have been paid in full.

INTEREST

Interest Rate:	1.35% per annum for USD investment; and 0.97% per annum for RMB investment.

Calculation of Interest:	The amount of interest payable by AFG Trust to the Client will be calculated by multiplying each daily total outstanding amount by the daily percentage rate of interest (which is calculated by dividing the Interest Rate by 365). Interest will be paid to the Client or capitalized at the end of each month.

PAYMENT

Any payment by the Client to AFG Trust under this Agreement may be made by direct debit from the Client’s bank account, cheque, or any other method agreed to between the parties.

SET-OFF

The Client authorizes AFG Trust to apply part or all of the RMB and USD investments under the Facility to discharge any indebtedness owed by the Client to ATFL under the Credit Facility Agreement where such indebtedness becomes due and payable.

LIMITATION TO CLAUSE 5

The provisions of Clause 5 of the AFG Trust Investment Services Terms and Conditions are subject to the limitation that the authorized actions of the attorneys so appointed shall be limited to actions which are consistent with the provisions of the Credit Facility Agreement. In particular the attorneys shall not be authorized to do anything such that ATFL’s recourse against the Client will go beyond the investment held under this Agreement.

Signed on behalf of AFG Trust by:

/s/ Bin Lu	Bin Lu	Director
Signature	Name	Title

SIGNED by the Client: FGDI L.L.C.	in the presence of

/s/ Steven J. Speck	/s/ Robert Obrock
Signature	Signature of witness

Date: July 12, 2004	Robert Obrock
Name of witness

VP
Occupation

Bowling Green, Ohio
City/town of residence

AFG TRUST INVESTMENT SERVICES TERMS AND CONDITIONS

1.	INTERPRETATION

1.1	Definitions: In this Agreement the following definitions apply:

“AFG Trust Group” means all legal or commercial entities the ownership of which is controlled by AFG Trust Limited N.V. (including, but not limited to, AFG Trust Assets Limited, AFG Trust Finance Limited, AFG Trust Private Wealth Limited, AFG Trust Fund Limited, AFG Investment Management (Shanghai) Limited and AFG Global Services Limited).

“AFG Trust Group Account Terms and Conditions” means the account terms and conditions applicable to the accounts opened by the Client with AFG Trust Group.

“this Agreement” means this AFG Trust Investment Services Terms and Conditions, the Facility Letter and any other agreement between the Client and AFG Trust in respect of the Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which registered banks are open for business in Auckland.

“Facility” means the investment facility granted by AFG Trust to the Client under this Agreement.

“Facility Letter” means the facility letter which sets out the commercial terms of the Facility and to which this AFG Trust Investment Services Terms and Conditions is attached.

1.2	Interpretation: In this Agreement, unless the context otherwise requires:

(a)	a reference to any law or legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision;

(b)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time;

(c)	a reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this Agreement unless otherwise stated; and

(d)	an expression importing a natural person includes any company, trust, partnership, joint venture, association, corporation, body corporate or governmental agency.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Client represents and warrants that:

(a)	(where applicable) it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)	it is the legal and beneficial owner of the principal amount of the investment it intends to make under this Agreement;

(c)	its investment with AFG Trust under the Facility is legal and valid under the laws of the jurisdiction in which the Client domiciles;

(d)	it understands the terms and condition of this Agreement and the risks that may apply;

(e)	it is not relying upon any advice or representation of AFG Trust (other than those contained in this Agreement) in making the decision to enter into this Agreement;

(f)	its obligations under this Agreement are legally binding and enforceable in accordance with the terms, subject to generally applicable limitations on the enforcement of remedies at law, general equitable principles and to bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(g)	neither its entry into this Agreement, nor the exercises of any right or the performance or observance of any obligation under this Agreement, nor any transaction contemplated thereby, will:

(i)	violate or contravene any law to which it is subject; or

(ii)	conflict with, or result in a breach of, any agreement, document, arrangement or obligation to which it is a party;

(h)	the information provided by it to AFG Trust at any time in connection with this Agreement was true and accurate in all material respects and not misleading in any material respects as at the date on which it was provided (whether by the omission of facts known to it or otherwise) and all projections provided by it were based on reasonable assumptions; and

(i)	it is not party to any litigation, tax claim or administrative or arbitration proceedings before or of any court, tribunal, arbitrator or government agency, or to any dispute with any government agency, which, if adversely determined, would have a material adverse effect on its ability to perform its obligations under this Agreement.

2.2	The Client will be deemed to repeat the warranties in clause 2.1 on each day until AFG Trust has given notice releasing it.

3.	UNDERTAKINGS

3.1	The Client undertakes to AFG Trust that it shall:

(a)	comply with its obligations under this Agreement;

(b)	comply with and observe all laws to which it is subject; and

(c)	promptly advise AFG Trust if it becomes aware of:

(i)	anything which might have a material adverse effect on its ability to perform its obligations under this Agreement;

(ii)	anything which might have a material adverse effect on AFG Trust’s rights under this Agreement;

(iii)	anything happening which would make any of the representations and warranties in clause 2.1 untrue; or

(iv)	any material change in respect of any of the information provided by it to AFG Trust at any time in connection with this Agreement.

4.	TERMINATION

4.1	AFG Trust may terminate this Agreement at any time by paying the principal amount of the investment by the Client under the Facility, and interest thereof, to the Client.

5.	APPOINTMENT OF ATTORNEYS

5.1	For valuable consideration, the Client irrevocably appoints as its separate attorneys AFG Trust and each of AFG Trust’s officers and managers. Each attorney has power to do any one or more of the following:

(a)	anything the Client is required to do under this Agreement; and

(b)	anything the attorney thinks necessary to protect AFG Trust’s rights under this Agreement or to exercise any power that AFG Trust has under this Agreement.

In particular, the Client authorises AFG Trust to apply part or all of the Investment to discharge any obligations owed by the Client to AFG Trust Group.

5.2	An attorney appointed under this Agreement is not liable for any liability, loss, damage or expense the Client incurs or suffers as a result of the attorney’s actions. The Client must indemnify each attorney against any liability, loss, damage or expense incurred or suffered while acting as the Client’s attorney.

6.	PAYMENTS

6.1	Payments: All payments made by one party to the other under this Agreement must be made free of any restriction or condition, and (as far as legally possible) clear of deduction or withholding, whether for tax, by way of set-off or counterclaim, or otherwise.

6.2	Time and place of payment

(a)	Payments by the Client must be made by the time and at the place AFG Trust specifies in immediately available funds.

(b)	If a payment is due to be made on a day which is not a Business Day, it must be made on the next Business Day and all other provisions of this Agreement will be read and construed accordingly.

7.	TAXES ON PAYMENTS

7.1	Deduction or withholding to be made up: If the Client is required to deduct or withhold anything from an amount payable under this Agreement, the Client must increase the amount paid to the extent necessary for AFG Trust to receive and retain the amount it would have received but for the deduction or withholding. The amount paid must be free from any liability except a tax or charge imposed on, or calculated by reference to, the net income of AFG Trust.

7.2	Client to notify requirement to deduct or withhold: The Client must promptly notify AFG Trust if it is required by law to make a deduction or withholding from an amount payable by it under this Agreement. It must also do so if there is a change in the way a deduction or withholding is calculated.

7.3	Client to comply with legal requirements: The Client must comply with any legal requirement concerning paying to the taxation or other authority a deduction or withholding from an amount payable under this Agreement. The Client must also deliver to AFG Trust any evidence required by AFG Trust of the receipt by the authority of the deduction or withholding when AFG Trust requires it to do so.

8.	COSTS

8.1	Payment of costs: On written request by AFG Trust, the Client must pay any fees, charges, taxes and costs (including legal costs on a full indemnity basis) AFG Trust incurs in connection with:

(a)	preparing, negotiating, executing and enforcing this Agreement; or

(b)	any consent or release in connection with this Agreement; or

(c)	AFG Trust performing any obligation of the Client under this Agreement which the Client does not perform.

9.	NOTICES

9.1	Notices etc only by authorised signatories: A notice, consent, information, application, demand or request that must or may be given or made by a party to this Agreement is only given or made if it is executed by that party or signed by an authorised signatory of that party. A person is an authorised signatory if he or she is a solicitor, director or company secretary of the relevant party, or if he or she is authorised in writing by that party.

9.2	Giving notices: A notice, consent, information application, demand or request that must or may be given or made to a party under this Agreement is only given or made if it is delivered or posted to that party at the address stated in the Facility Letter; or faxed to that party at the fax number stated in the Facility Letter.

However, if a party gives another party 3 Business Days written notice of a change of that, or a subsequent, address or fax number, a notice, consent, information or request is only given or made by that other party if it is delivered, posted or faxed to the latest address or to the latest fax number. If no notice of change of address has been received, then the latest notified address is the address for the purposes of serving any notice.

9.3	Time notice is given: A notice, consent, information, application, demand or request is to be treated as given or made at the following time:

(a)	if it is delivered, when it is left at the relevant address;

(b)	if it is sent by post, 5 Business Days; or

(c)	if it is sent by fax, as soon as the sender receives from the sender’s fax machine a report of an error free transmission to the correct fax number.

If a notice, consent, information, application or request is delivered, or an error free transmission report in relation to it is received, after the normal business hours of the party to whom it is sent, it is to be treated as having been given or made at the beginning of the next Business Day.

9.4	Non-applicability to proceedings: The parties agree that the provisions of clauses 9.1 to 9.3 will not apply in relation to the service of any legal process.

10.	GOVERNING LAW

10.1	This Agreement shall be construed and governed by New Zealand law.

11.	MISCELLANEOUS

11.1	Joint and several liabilities: If the Client consists of more than one person, each reference to “the Client” is to be treated as a reference to each of those persons individually, and to each of those persons jointly with any one or more of the others. Each of those persons is jointly and severally liable to AFG Trust. This means AFG Trust can take action against any number of those persons together or against one of those persons alone.

11.2	Entire agreement: Subject to clause 11.8, this Agreement contains everything AFG Trust has agreed on in relation to the matters it deals with. The Client cannot rely on an earlier document, or anything said or done by AFG Trust or by a director, officer, agent or employee of AFG Trust, before this Agreement was executed, save as permitted by law.

11.3	Execution of separate documents: This Agreement is properly executed if each party executes either this Agreement or an identical document. In the latter case, this Agreement takes effect when the documents are exchanged between the parties.

11.4	Language:

(a)	This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

(b)	Each notice, instrument, certificate or other communication to be given by one party to another under or in connection with this Agreement is be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

11.5	Other rights unaffected: AFG Trust’s rights under this Agreement are in addition to any rights that AFG Trust may have apart from them.

11.6	Severability: If a clause or part of a clause of this Agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this Agreement, but the rest of this Agreement is not affected.

11.7	Waiver: The fact that AFG Trust fails to do, or delays in doing, something AFG Trust is entitled to do under this Agreement, does not amount to a waiver of any obligation of, or breach of obligation by, the Client. A waiver by AFG Trust is only effective if it is in writing, and it is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

11.8	AFG Trust Group Account Terms and Conditions: Both parties acknowledge that the terms and conditions contained in this Agreement are subject to the AFG Trust Group Account Terms and Conditions.